EXHIBIT 3.03

AMENDMENT NO. 3 TO

AMENDED AND RESTATED BYLAWS OF

ADAPTEC, INC.

The following sets forth Amendment No. 3 to the Amended and Restated Bylaws, dated as of May 18, 2006, of Adaptec, Inc., a Delaware corporation (the “Company”), as amended by that certain Amendment No. 1, dated as of July 14, 2006, and that certain Amendment No. 2, dated July 17, 2006, to the Company’s Amended and Restated Bylaws:

Pursuant to resolutions adopted by the Company’s Board of Directors on July 6, 2006, the first sentence of Article III, Section 3.2 of the Company’s Amended and Restated Bylaws, dated May 18, 2006, as amended by that certain Amendment No. 1, dated as of July 14, 2006, and that certain Amendment No. 2, dated July 17, 2006, is hereby amended and restated in its entirety to read as follows, to be effective as of immediately preceding the Company’s 2006 Annual Meeting of Stockholders and contingent upon the acceptance by Jon S. Castor and Judith M. O’Brien of their respective appointments to the Company’s Board of Directors:

“The authorized number of directors of the Company shall be eight (8).”

IN WITNESS WHEREOF, the undersigned has hereto subscribed his name this 17th day of July 2006.

/s/ Dennis DeBroeck
Dennis DeBroeck, Secretary